UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2025

PROFUSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41177	86-3437271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 Bancroft Way, Suite A

Berkeley, CA 94710

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (925) 997-6925

345 Allerton Ave.

South San Francisco, California 94080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PFSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Unless the context otherwise requires, (i) following the Closing (as defined below), references to “we,” “us,” “our,” “New Profusa,” and the “Company” refer to Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation, and its consolidated subsidiaries, (ii) prior to the Closing, references to “NorthView” and the “Company” refer to NorthView Acquisition Corporation, (iii) prior to the Closing, references to “Profusa” refer to Profusa, Inc., a California corporation, and (iv) references to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement (as defined below) in the section entitled “Frequently Used Terms” beginning on page iv thereof, and such definitions are incorporated herein by reference.

Overview of the Transaction

On July 11, 2025 (the “Closing Date”), Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation (the “Company”), consummated its previously announced business combination (the “Business Combination”) with Profusa, Inc., a California corporation (“Profusa”), pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of November 7, 2022 (as the same has been amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), between the Company, Profusa, and NV Profusa Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub” and, collectively, the “Parties”). The consummation of the Business Combination involved the merger (the “Merger”) of Merger Sub with and into Profusa, pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the separate corporate existence of Merger Sub ceased, with Profusa as the surviving corporation becoming a wholly-owned subsidiary of the Company, pursuant to the terms of the Merger Agreement and in accordance with the DGCL. As a result of the Business Combination, the Company owns 100% of the outstanding common stock of Profusa. In connection with the closing of the Business Combination, the Company changed its name from “NorthView Acquisition Corporation” to “Profusa, Inc.”

 Conversion of Securities and Merger Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of issued and outstanding Profusa Common Stock was converted into a number of shares of New Profusa common stock, par value $0.0001 per share (“New Profusa Common Stock”), based on the Exchange Ratio that reflects an equity valuation of Profusa of $155,000,000 (as adjusted for the Incentive Equity Value, the Private Placement Value and the Aggregate Company Incentive Amount), divided by an assumed value of New Profusa Common Stock of $10.00 per share. The Exchange Ratio and the Company Reference Share Value were $.94 and $9.40, respectively.

Pursuant to the Merger Agreement, at the effective time of the Merger, each option to purchase Profusa Common Stock was converted into an option to purchase New Profusa Common Stock based on the Exchange Ratio, and each warrant to purchase Profusa Common Stock was converted into a warrant to purchase New Profusa Common Stock based on the Warrant Ratio (as defined in the Merger Agreement).

The material terms and conditions of the Merger Agreement are described in greater detail in the Company’s definitive proxy statement/prospectus (as amended and supplemented, the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”), on May 15, 2025, in the section entitled “Proposal 1 - The Business Combination Proposal - The Merger Agreement” beginning on page 108 of the Proxy Statement, which information is incorporated herein by reference.

Related Agreements

This section, as well as Item 1.01 below, describes certain additional agreements entered into in connection with the Merger Agreement.

Profusa Support Agreement

In accordance with the Merger Agreement, certain stockholders of Profusa representing the requisite votes necessary to approve the Merger Agreement entered into support agreements (the “Stockholder Support Agreement”) with NorthView and Profusa, pursuant to which each such holder agreed to (i) vote all of its Profusa shares held of record in favor of the approving and adopting the Merger Agreement at any meeting of the stockholders of Profusa, (ii) be bound by certain other covenants and agreements related to the Business Combination, and (iii) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Stockholder Support Agreement.

Additionally, in connection with the Stockholder Support Agreement, those certain Profusa shareholders receiving shares of New Profusa Common Stock in connection with the Business Combination agreed to be prohibited from selling or transferring their shares of New Profusa Common Stock for certain periods following the Closing (the “Lock-Up”). The applicable Lock-Up periods are (i) six months for 25% of the Lock-Up Shares (as defined in the Stockholder Support Agreement), (ii) nine months for 25% of the Lock-Up Shares, and (iii) one year for 50% of the Lock-Up shares. Separately, certain New Profusa shareholders are subject to a lock-up agreement in connection with the PIPE Subscription Agreement, as described further below.

The foregoing description of the Stockholder Support Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, NorthView, Profusa, and the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed to, among other things, (i) vote at any meeting of the stockholders of NorthView all of its shares of NorthView Common Stock held of record or thereafter acquired in favor of the proposals relating to the Business Combination, (ii) not redeem any of its shares of NorthView Common Stock in connection with the Business Combination, (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to such securities, prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

The foregoing description of the Sponsor Support Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Lock-Up Agreement

In connection with the Closing, NorthView, the NorthView Initial Stockholders and certain Profusa shareholders entered into a Lock-Up Agreement, pursuant to which the New Profusa Common Stock issued to the NorthView Initial Stockholders in exchange for shares of NorthView Common Stock that constituted founder shares will be locked-up for 8 months after the Closing Date, subject to earlier release on (i) the last consecutive trading day where the sale price of New Profusa Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing or (ii) such date on which New Profusa completes a liquidation, merger, stock exchange or other similar transaction that results in all of New Profusa’s stockholders having the right to exchange their shares of New Profusa Common Stock for cash, securities or other property. Separately, certain New Profusa shareholders are subject to a lock-up agreement in connection with the PIPE Subscription Agreement, as described further below.

The foregoing description of the Lock-Up Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Business Combination Marketing Agreement and Engagement Letter

NorthView previously engaged I-Bankers and Dawson James as advisors to assist in holding meetings to discuss the potential business combination and the target business’ attributes, introduce NorthView to potential investors that are interested providing funding in connection with a Business Combination, assist NorthView in obtaining stockholder approval for such business combination and assist NorthView with its press releases and public filings in connection with such business combination. In connection with such engagement, NorthView agreed to pay I-Bankers and Dawson James an aggregate cash fee (the “Business Combination Fee”) for such services upon the consummation of a business combination in an amount equal to 3.68% of the gross proceeds of its initial public offering (exclusive of any applicable finders’ fees which might become payable). NorthView had also previously entered into an engagement letter (the “Engagement Letter”) contemplating the Business Combination Fee.

Pursuant to the Business Combination Marketing Agreement executed by NorthView, I-Bankers and Dawson James in connection with the IPO, as amended on November 7, 2022, and subsequently modified on January 19, 2025 in connection with the signing of the Merger Agreement, I-Bankers and Dawson James received a cash fee (the “Business Combination Marketing Fee”) from NorthView in connection with the Business Combination in an amount equal to $1,500,000 in the aggregate, with the remaining $500,000 balance deferred.

The foregoing description of the Business Combination Marketing Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.4 hereto and incorporated herein by reference.

Financial Advisory Arrangement with HCW

HCW acted as Profusa’s financial advisor in connection with the Business Combination and received a transaction fee in connection therewith of $1,000,000, payable in cash and 132,500 warrants to acquire an aggregate of 132,500 shares of New Profusa Common Stock at an exercise price of $0.01 per share.

Item 1.01 Entry into a Material Definitive Agreement.

Agreements Ancillary to Merger Agreement

Closing Agreement

On July 11, 2025, in connection with the Closing, NorthView, Profusa and the Merger Sub entered into a Closing Agreement, pursuant to which, among other things, the parties (i) agreed to waive a certain closing condition contemplated under the Merger Agreement and (ii) agreed to amend the definition of “Private Placement Basis” in the Merger Agreement to mean $2.22 or $0.50, as applicable, based on the cost basis of the security issued in the applicable Company Private Placement Financing (as defined in the Merger Agreement).

The foregoing description of the Closing Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.5 hereto and incorporated herein by reference.

Lock-Up Agreement

On July 11, 2025, in connection with the Closing, NorthView, the NorthView Initial Stockholders and certain Profusa shareholders entered into a Lock-Up Agreement, pursuant to which the New Profusa Common Stock issued to the NorthView Initial Stockholders in exchange for shares of NorthView Common Stock that constituted founder shares will be locked-up for 8 months after the Closing Date, subject to earlier release on (i) the last consecutive trading day where the sale price of New Profusa Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing or (ii) such date on which New Profusa completes a liquidation, merger, stock exchange or other similar transaction that results in all of New Profusa’s stockholders having the right to exchange their shares of New Profusa Common Stock for cash, securities or other property. Separately, certain New Profusa shareholders are subject to a lock-up agreement in connection with the PIPE Subscription Agreement, as described further below.

The foregoing description of the Lock-Up Agreement is not complete and is qualified in its entirety by reference to the text of such document, a form of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

PIPE Transaction

Initial Note

On February 11, 2025, NorthView executed a Securities Purchase Agreement (the “PIPE Subscription Agreement”) with Ascent Partners Fund LLC (“Ascent”, and together with any additional investors who become parties to the PIPE Subscription Agreement, the “PIPE Investors”). Pursuant to the PIPE Subscription Agreement, the PIPE Investors are expected, subject to the conditions relating to such purchase set forth in the PIPE Subscription Agreement, to purchase from NorthView senior secured convertible notes in an aggregate principal amount of up to $22,222,222 (the “PIPE Convertible Notes”) for a an aggregate purchase price of up to $20,000,000, reflecting a 10% original issue discount to the face amount (“OID”).

At the Closing and pursuant to the PIPE Subscription Agreement, New Profusa issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% OID. The Initial Note matures on the date that is 18-months from Closing (the “Maturity Date”) and is convertible at any time at the PIPE Investor’s option at a conversion price equal to the lower of $10 or 95% of the lowest daily volume-weighted average price per share (“VWAP”) of New Profusa Common Stock in the 10 trading days prior to the original issue date of the Initial Note and shall be adjusted, without limitation, based on down-round and most-favored nation (MFN) price and terms protections (the “Conversion Price”).

The Initial Note includes a “Minimum Interest Amount” equal to 10% of the principal amount, which represents a full year of interest payments under the Initial Note; provided, that such Minimum Interest Amount shall be reduced by the amount of interest accrued on the principal amount of the Initial Note. Interest shall accrue on the aggregate unconverted and then outstanding principal amount of the Initial Note at a rate of 10% per annum, provided that the Minimum Interest Amount shall be fully earned and accrued on the original issue date of the Initial Note. Upon an event of default, the interest rate shall be adjusted and increase to 24% per annum. Payments made in cash under the Initial Note shall be subject to a 5% fee, which shall be in addition to any amounts owed thereunder. The Initial Note provides for certain events of default that are typical for a transaction of this type, including, among other things, any breach of the representations or warranties made by New Profusa or its subsidiaries. The Initial Note also provides for a 10% late fee in case of late payments and mandatory prepayments upon Subsequent Offerings (as defined in the Initial Note) and, in the absence of an event of default, may be prepaid upon 10 business days prior notice, subject to certain conversion rights of the PIPE Investors.

The Initial Note may not be converted by the PIPE Investors into shares of New Profusa Common Stock if such conversion would result in the investors or their affiliates owning in excess of 4.99% of the number of shares of New Profusa Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Initial Note (the “Beneficial Ownership Limitation”); provided, that the PIPE Investors may increase or decrease the Beneficial Ownership Limitation upon at least 61 days’ prior notice to New Profusa so long as such increase does not exceed 9.99% of the number of shares of New Profusa Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Initial Note.

The Company issued the Initial Note pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2).

The foregoing description of the Initial Note is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.6 hereto and incorporated herein by reference.

PIPE Lock-Up Agreement

On July 11, 2025, the PIPE Investors entered into a lock-up agreement (the “PIPE Lock-Up Agreement”), pursuant to which they agreed to, subject to certain customary exceptions, not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of New Profusa Common Stock or securities convertible, exchangeable or exercisable into shares of New Profusa Common Stock beneficially owned, held or acquired by them. The period for such restrictions shall apply from the Closing Date until the termination of the PIPE Lock-Up Agreement in accordance with its terms.

The foregoing description of the PIPE Lock-Up Agreement is not complete and is qualified in its entirety by reference to the text of such document, a form of which is filed as Exhibit 10.7 hereto and incorporated herein by reference.

PIPE Registration Rights Agreement

On July 11, 2025, New Profusa and the PIPE Investors entered into a registration rights agreement (the “PIPE Registration Rights Agreement”), which provides customary demand and piggyback registration rights.

Pursuant to the PIPE Registration Rights Agreement, New Profusa will, as soon as practicable, but in any event within 20 calendar days after the Closing Date, use its reasonable best efforts to file with the SEC a registration statement registering the resale of certain New Profusa Common Stock issuable to the PIPE Investors upon conversion of the PIPE Convertible Notes. New Profusa will use its reasonable efforts to have the registration statement declared effective within 45 days (but in any event no later than the 60th calendar day) after the filing thereof.

The foregoing description of the PIPE Registration Rights Agreements is not complete and is qualified in its entirety by reference to the text of such document, a form of which is filed as Exhibit 10.8 hereto and incorporated herein by reference.

Security Agreement

On July 11, 2025, New Profusa and Profusa (collectively, the “Profusa Parties”) entered into a Security Agreement with Ascent, as collateral agent (the “Security Agreement”), pursuant to which the Profusa Parties granted a security interest in substantially all of their respective assets to Ascent, to secure their respective obligations under the PIPE Convertible Notes.

The foregoing description of the Security Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.9 hereto and incorporated herein by reference.

Guaranty

On July 11, 2025, the Profusa Parties and their respective subsidiaries, successors and permitted assigns entered into a guaranty (the “Guaranty”), pursuant to which each such party guaranteed the other parties’ obligations under the PIPE Convertible Notes.

The foregoing description of the Guaranty is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.10 hereto and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation

The information in Item 1.01, under the heading “PIPE Transaction – Initial Note” is incorporated by reference in this Item 2.03 as if set forth herein.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K provides that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as NorthView was immediately before the Closing, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the Company after the Closing, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report, including the information incorporated herein by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the Company’s business. Specifically, forward-looking statements may include statements preceded by, followed by or that include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions.

 These forward-looking statements are based on information available as of the date of this Report and management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the benefits of the Business Combination;

●	the combined company’s financial performance following the Business Combination;

●	the ability to maintain the listing of our securities on Nasdaq following the Business Combination;

●	changes in Profusa’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	Profusa’s strategic advantages and the impact those advantages will have on future financial and operational results;

●	expansion plans and opportunities;

●	Profusa’s ability to grow its business in a cost-effective manner;

●	the implementation, market acceptance and success of Profusa’s business model;

●	developments and projections relating to Profusa’s competitors and industry;

●	Profusa’s approach and goals with respect to technology;

●	Profusa’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	political and economic instability, including the effects of Russia’s invasion of Ukraine and the Middle East conflict;

●	changes in applicable laws or regulations;

●	the outcome of any known and unknown litigation and regulatory proceedings; and

●	other factors, including those set forth in the section of the Proxy Statement entitled “Risk Factors” beginning on page 27.

Business

The information set forth in the section of the Proxy Statement entitled “Profusa’s Business” beginning on page 233 is incorporated herein by reference.

Risk Factors

The information set forth in the section of the Proxy Statement entitled “Risk Factors” beginning on page 27 is incorporated herein by reference.

Selected Consolidated Historical Financial and Other Information

The information set forth in the section of the Proxy Statement entitled “Selected Historical Financial and Operating Data of Profusa” beginning on page 22 is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Business Overview

We are a clinical-stage digital health and medical technology company focused on developing biosensing solutions to improve health outcomes for patients in a variety of different diseases and conditions. Our first product is Lumee Oxygen, which enables physicians to ascertain the extent of perfusion, or passage of blood through the circulatory system to an organ or tissue, in patients with Critical Limb Ischemia (CLI) both during and after endovascular revascularization procedures. Lumee Oxygen has already received regulatory approval in Europe through the attainment of a CE mark; however, prior to commercialization in the U.S., Lumee Oxygen must obtain FDA clearance or approval.

The latest version of Lumee Oxygen is called Wireless Lumee Oxygen System. It has multiple components, one of which is a microsensor that is injected into the tissue of the patient using a hypodermic needle. The sensor is designed so it does not need to be removed as it overcomes the foreign body response that usually inhibits the ability of permanent implants to function. The sensor contains no electronics, utilizing luminescence to send a light signal to a reader that is placed over the incision site, which in turn can send a signal to an app on a smartphone. We are in clinical trials for Lumee Glucose, our sensing solution being developed for use in continuous glucose monitoring (CGM). This system targets diabetics and pre-diabetics to allow them real-time access to their glucose data, at a price point that our management thinks is comparable or lower to existing systems.

We already sell our oxygen sensor for research use only applications, namely animal models and in vitro testing. Management is targeting the European market (those jurisdictions that accept CE mark) for early launch for both Lumee Oxygen and Lumee Glucose. Lumee Oxygen’s launch in Europe occurred in 2023 and Lumee Glucose launch is expected to occur in 2025, subject to regulatory approval. We have access to key opinion leaders (KOLs) in both Europe and the United States, who deal with peripheral arterial disease (PAD) and Critical Limb Ischemia (CLI). We will sell directly to facilities based on the endorsement of these KOLs. In Germany, Austria and France, some KOLs have already used Lumee Oxygen on a trial basis. We have worked with reimbursement consultants to develop potential Category I CPT codes for Lumee Oxygen use.

Regarding Lumee Glucose, if and when we obtained marketing authorization, we plan to embark on a dual strategy of both direct to hospital sales, for our professional-use and personal-use CGM product, and direct to pharmacy sales for our personal use product only, thereby maximizing flexibility for the consumer. By aiming for coverage under a user’s pharmacy benefit, we believe we can diversify our user base, while accounting for any risk related to unlikely delay of attainment of a category I CPT code for sensor insertion. We feel a difference between other insertable or implantable CGMs and Lumee Glucose, is that the latter can be simply inserted with a hypodermic needle and does not require a surgical implantation, similar to how pharmacists use these needles to administer flu shots and other vaccines. At the same time, physicians can still leverage existing CPT codes related to interpretation of CGM data and we have, in parallel, initiated steps for CPT codes related to our sensor insertion. We will target both public and private payors for coverage.

Since our launch, we have significantly devoted all of our resources to research and development, as well as all clinical study activities related but not limited to Lumee Oxygen, Lumee Glucose and prototypes for sensors of at least eight other analytes. We have also invested, on a smaller scale, in making sales of Lumee Oxygen for research- use only clients, which include entities working with animal models. Furthermore, we also performed research and development under government grants.

Since inception, we have incurred recurring annual losses from operations. For the three months ended March 31, 2025 and 2024, we incurred a net loss of $2.7 million and $2.4 million, respectively. During the three months ended March 31, 2025 and 2024, we have used $0.5 million and $0.7 million, respectively, of cash in our operating activities. We have notes and loans payable and interest due of $50.2 million within twelve months of March 31, 2025.

We have been able to finance our operations primarily with the proceeds from the issuance of equity and debt instruments and to a lesser extent, revenues from government grants. For the three months ending March 31, 2025, we obtained net cash from financing activities of $0.4 million compared to $0.6 million for the same period in 2024. We held cash of less than $0.1 million as of March 31, 2025, and $0.2 million as of December 31, 2024, respectively.

Additional funds may be necessary to maintain current operations and will be required for successful product commercialization efforts. Our management plans to monitor expenses and obtain additional funds through public or private equity offerings or debt financings, additional credit or loan facilities or a combination of one or more of these funding sources, which is intended to mitigate the relevant conditions or events that raise substantial doubt about our ability to continue as a going concern within one year from the date the unaudited condensed consolidated financial statements are available to be issued. As the ability to refinance our current debt or raise additional equity financing is outside of our management’s control, we cannot conclude that management’s plans will be effectively implemented within one year from the date the unaudited condensed consolidated financial statements are available to be issued. These factors raise substantial doubt about our ability to continue as a going concern within one year from the date the unaudited condensed consolidated financial statements are available to be issued. The unaudited condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

It is our expectation to continue to make substantial investments in building its European and United States commercial infrastructure and enhancing existing products and developing new ones. Furthermore, we aim to continue discussions with potential partners in Asia.

We expect to incur additional expenses due to operating as a public company, including expenses related to compliance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), and those of the Nasdaq Stock Market LLC (“Nasdaq”), additional insurance expenses, investor relations activities and other administrative, professional and consulting services. As a result of these and other factors, we expect that we will require additional financing to fund our operations and planned growth. We may also seek additional financing of any kind. We may seek to raise any additional capital through public or private equity offerings or debt financings, additional credit or loan facilities or a combination of one or more of these funding sources. In the scenario that we are unable to acquire sufficient financing or financing on terms satisfactory to our management or Board of Directors, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected.

Business Combination

On November 7, 2022, the Company entered into the Merger Agreement with NorthView, and on July 11, 2025, the Business Combination closed. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of issued and outstanding Profusa Common Stock was converted into a number of shares of New Profusa Common Stock, based on the Exchange Ratio that reflects an equity valuation of Profusa of $155,000,000 (as adjusted for the Incentive Equity Value, the Private Placement Value and the Aggregate Company Incentive Amount), divided by an assumed value of New Profusa Common Stock of $10.00 per share. As of immediately following the Closing, there were 32,788,877 shares of Profusa Common Stock outstanding, no shares of Profusa preferred stock outstanding, and 17,404,250 Profusa warrants outstanding.

The Business Combination was accounted for as a reverse capitalization in accordance with GAAP. Profusa was deemed the accounting predecessor of the combined business, and New Profusa is the successor SEC registrant, meaning that Profusa’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future capital structure and operating results, de-risking our product development, manufacturing and commercialization.

In June 2023, the Company entered into a short-term loan agreement with a related party under which it may borrow up to $1.6 million, of which $1.0 million was borrowed on June 26, 2023, $0.3 million was borrowed on July 20, 2023, $0.3 million was borrowed on August 15, 2023 (the “Tasly Convertible Debt”). An additional amount of less than $0.02 million was drawn on February 6, 2024. The loans bear interest at a rate of 12% per annum with a default rate of 24% per annum and originally matured on December 31, 2023. The original maturity date was extended to March 31, 2024, subject to the parties’ decision to extend thereafter. This loan was to be repaid (and was repaid) in parallel with the closing of the Business Combination, and accordingly, the Company classified the entire amount outstanding under the Tasly Convertible Debt as current on the Consolidated Balance Sheet.

As a result of the Business Combination, we will be required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Recent Developments

See above under the heading “Business Combination” regarding the closing of the Business Combination.

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades. Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multi-decade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

Principles of Accounting and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and include all adjustments necessary for the fair presentation of the Company’s financial position as of March 31, 2025 and March 31, 2024 and the results of operations and cash flows for the periods ended March 31, 2025 and December 31 2024. The accompanying unaudited condensed consolidated financial statements include the accounts of Profusa, Inc. and its wholly owned subsidiary, Profusa Asia Pacific Pte. Ltd (“APAC”). All intercompany balances and transactions have been eliminated in consolidation.

Components of Results of Operations

Government Grant Revenue

Government grant revenue consists of amounts we earn under grants from two government agencies: NIH and DARPA. These grants are provided either in the form of expense reimbursement (expense reimbursement grants) or on a fixed fee basis (fixed fee grants). Under the expense reimbursement grants the government agencies reimburse us for a portion of our expenses (allowable expenses) that have been incurred in a given period on the basis of reports that we provide to these agencies. Fixed fee grants are awarded for specific research and development programs undertaken by us. Under these grants we receive milestone payments from the government agencies upon our submission and approval by the government of agreed upon deliverables, consisting primarily of the documented results of the specific research and development programs.

Research and Development Expenses

Research and development expenses consist primarily of personnel expenses, including salaries, benefits, and stock-based compensation, costs of consulting, supplies, depreciation and amortization and allocations of facility- related expenses. We expect our research and development expenses to increase as we increase staffing to support product development, continue our clinical trials, build prototypes, and continue to explore and develop next generation technologies.

General and Administrative Expenses

General and administrative expenses consist of personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, legal, human resource functions, and business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including allocated facility-related expenses and information technology costs.

Loss on Change in the Fair Value of Tasly Convertible Debt

We elected to apply fair value option to account for the convertible loans issued between June 2023 and February 2024 (the “Tasly Convertible Debt”), under which none of the embedded conversion or redemption features were bifurcated and separately accounted for. Rather, the Tasly Convertible Debt in its entirety was recorded at fair value at inception and is subject to remeasurement to fair value at each balance sheet date, with the change in fair value reflected in the statements of operations and comprehensive loss.

Gain on PPP Loan Forgiveness

On April 16, 2020 and May 25, 2021, we borrowed $1.2 million (the “PPP Loan 1”) and $1.3 million (the “PPP Loan 2”), respectively, as a Paycheck Protection Program loan (together the “PPP Loans”). The Paycheck Protection Program, established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, provides for loans to qualifying businesses and is administered by the U.S. Small Business Administration (the “SBA”). The annual interest rate of the PPP Loans is 1%. The PPP Loans are eligible for forgiveness, provided the borrower has met the respective forgiveness requirements, has timely submitted an application for forgiveness and the forgiveness has been granted by the SBA. PPP Loan 1 has been approved for loan forgiveness, and management intends to apply for PPP Loan 2 forgiveness in 2025. PPP Loan 2 is currently in default due to non-payment, and is classified as a current liability on the balance sheet.

Interest Expense

Interest expense consists primarily of the interest on our convertible notes, senior notes, Tasly convertible debt, and PPP Loans.

Other Income

Other income consists primarily of income earned from sale of equipment and a short-term sublease of a portion of our facilities.

Results of Operations

Comparison of the Three Months Ended March 31, 2025 to the Three Months Ended March 31, 2024

The following table sets forth our unaudited condensed consolidated statements of operations and comprehensive loss for the interim periods indicated (in thousands):

	Three Months Ended March 31,		Change
	2025	2024	$	%
Revenue	—	$25	$(25)	(100)%
Operating expenses:
Research and development	$434	$506	$(72)	(14)%
General and administrative	990	833	157	19%
Total operating expenses	1,424	1,339	85	6%
Loss from operations	(1,424)	(1,314)	(110)	8%

Other income (expense)
Gain (loss) on change in the fair value of related party Tasly convertible debt	(61)	4	(65)	(1,625)%
Interest expense	(1,230)	(1,080)	(150)	14%
Other income (expense)	(1)	5	(6)	(120)%
Total other expense, net	(1,292)	(1,071)	(221)	21%
Net loss	$(2,716)	$(2,385)	$(331)	14%

Research and Development – Research and development expenses decreased by $0.1 million, or 14%, to $0.4 million during the three months ended March 31, 2025 from $0.5 million during the three months ended March 31, 2024. The decrease was driven primarily by the decrease in CRO and personnel costs of $0.1 million as a result of the completion of several clinical studies and a reduction of personnel.

General and Administrative – General and administrative expenses increased by $0.2 million, or 19%, to $1.0 million during the three months ended March 31, 2025 from $0.8 million during the three months ended March 31, 2024. The increase was driven primarily by the increase in accounting costs of $0.3 million as a result of increased audit fees, which was offset by a reduction in legal fees of $0.1 million as a result of legal fees being incurred primarily on the merger transaction which are deferred offering costs and not part of general and administrative expenses.

Gain (Loss) on Change in the Fair Value of Related Party Tasly Convertible Debt – Loss on change in the fair value of the Tasly Convertible Loan was $0.1 million during the three months ended March 31, 2025, driven by the remeasurement of the Tasly Convertible Loans. There was no such loss during the three months ended March 31, 2024, as the Tasly Convertible Loan had a revaluation gain during the prior year period of less than $0.1 million.

Interest Expense – Interest expense increased by $0.2 million, or 14%, to $1.2 million during the three months ended March 31, 2025 from $1.1 million during the three months ended March 31, 2024. The increase was primarily due to the $2.0 million in additional senior notes that were issued.

Other Income (Expense) – Other income (expense) decreased by less than $0.1 million during the three months ended March 31, 2025.

Liquidity and Capital Resources

Sources of Liquidity

We incurred net losses and negative operating cash flows from operations since inception, and we expect to continue to incur losses and negative operating cash flows for the foreseeable future until we successfully commence sustainable commercial operations. To date, we have funded our operations primarily with proceeds from the issuance of convertible preferred stock, junior and senior convertible notes, PPP Loans available to us under the Paycheck Protection Program and promissory notes. From inception through March 31, 2025, we raised gross proceeds of $97.3 million from the issuances of convertible preferred stock and convertible notes and loans, received $2.5 million from PPP Loans and received $0.9 million from issuance of promissory notes. As of March 31, 2025, we had cash and cash equivalents of less than $0.01 million.

Our junior convertible notes bore interest at 12% per annum and, as of March 31, 2025, their then outstanding principal and accrued but unpaid interest of $19,611,880 was to automatically convert into New Profusa Common Stock at $7.00 per share upon consummation of the Merger transaction. In addition, following consummation of the Merger, all former holders of junior notes have a right to receive additional shares upon achievement by New Profusa of certain share price and sales milestones (the earnout shares).

Further, our junior notes were automatically convertible into the shares of convertible preferred stock issued upon consummation of a Qualified Financing (an equity financing with aggregate proceeds to the Company of not less than $20.0 million) at a conversion price equal to the lesser of (i) the per share price obtained by dividing $150.0 million by the Company’s fully diluted capitalization, or (ii) the per share price paid by investors in the Qualified Financing, subject to 30% discount. Upon occurrence of a change of control, the junior notes were required to be repaid in the amount equal to 200% of the junior notes’ outstanding principal balance plus accrued but unpaid interest.

We commenced issuance of our senior convertible notes in April 2021 and continued issuing them through June 9, 2025. Our senior convertible notes bore interest at 12% per annum and, as of March 31, 2025, their then outstanding principal and accrued but unpaid interest of $26,617,117 was to automatically convert into New Profusa Common Stock between $0.50 and $4.00 per share upon consummation of the Merger transaction based on the fixed conversion price defined in the agreement. In addition, all former senior noteholders have a right to receive additional shares upon achievement by New Profusa of certain share price and sales milestones (the earnout shares).

On August 8, 2023, a new wholly owned subsidiary, APAC, was created and incorporated by the Company under the laws of Singapore. Upon creation, the new entity was capitalized by the Company by payment of $1,000 for 1,000 Ordinary Shares. As a result, at the time of incorporation, the entity became a wholly owned subsidiary of the Company. The entity was created with the expectation of jointly conducting the business of developing, manufacturing and commercializing the Lumee Glucose and the Lumee Oxygen products, currently under development by the Company, together with a third party. No business or activities have been conducted by the entity from the date of formation through and until the closing date of the proposed License Agreement and Shareholders Agreement between the Company and Best Life Technology Ltd, an entity wholly owned and controlled by the Tasly Holding Group (“Tasly”). In connection with and on or around the same date as the closing of the Business Combination, the Company expects to sign and execute a License Agreement and Shareholders Agreement (the “APAC Joint Venture”) setting forth the relative and other terms under which the development and business activities of the entity will be conducted.

The Company is in the process of negotiating the formation of the joint venture (“APAC Joint Venture”), which includes the related party from which the amounts under the Tasly Convertible Debt was borrowed. The proceeds of the loan are intended to continue the development and commercialization of the Company’s technology in certain countries of the Asia Pacific region.

In the event we fail to complete the Merger, and either fail to complete the formation of the APAC Joint Venture or fail to repay the amounts under the Tasly Convertible Debt when they become due, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest (in part of in full) into either (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of December 31, 2024, or (ii) our common stock at a conversion price of $2.33 per share.

Notwithstanding the conversion provisions above, any repayment obligations (in part or in full) of the outstanding principal balance and accrued but unpaid interest under the Tasly Convertible Debt may, at the lender’s option, be made through conversion of part or all amounts payable into (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of December 31, 2024 (which terms include conversion into common stock of New Profusa in the event the Merger is consummated), or (ii) our common stock at a conversion price of $2.33 per share.

Our outstanding PPP Loan of $1.4 million bears interest at 1% per annum. The repayment of the PPP Loan is expected to be made in equal monthly payments of principal and interest from October 25, 2022 until May 25, 2026; however, we are currently in the process of applying for forgiveness for this loan.

Our promissory notes accrued interest at 5% and 12% per annum, most of which did not have a set maturity date. The Company was in default, and agreed to repay all promissory notes in parallel with the closing of the Business Combination, and accordingly, the Company classified the entire outstanding amount as a current liability on the condensed consolidated balance sheet.

Additional funds may be necessary to maintain current operations and will be required for successful product commercialization efforts. Management plans to obtain additional funds as a result of the Business Combination and PIPE investment, issuance of additional equity or refinancing of current debt, which is intended to mitigate the relevant conditions or events that raise substantial doubt about our ability to continue as a going concern within one year from the date the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2025 are issued. As the ability to refinance our current debt or raise additional equity financing is outside of management's control, we cannot conclude that management's plans will be effectively implemented within one year from the date the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2025 are issued and as such, raises substantial doubt about our ability to continue as a going concern.

Since March 31, 2025, $0.7 million of additional working capital was raised to fund Company operations through the transaction closing date, of which $0.4 million were converted in 2025 upon the closing of the Company’s Qualified Financing transaction and $0.3 million were repaid in cash.

Long-Term Liquidity Requirements

We expect our cash and cash equivalents on hand, and cash that we expect to receive from the Business Combination and PIPE Investment, together with the cash we expect to generate from future operations will provide sufficient funding to support initial commercial operations. Until we generate sufficient operating cash flow to cover our operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets are currently experiencing, and may continue to experience in the future, periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding our research and development activities and other personnel costs. Near-term capital requirements through March 31, 2025 leading to and supporting initial commercialization are estimated to total approximately $6.0 million and include further research and development to enable us to obtain the required regulatory approvals, manufacturing, commercialization and wide-scale marketing for our Lumee Oxygen and Lumee Glucose devices. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from our customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to continue our research and development and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition. If adequate funds are not available, we may need to reconsider our production investments, the pace of our production ramp-up, expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in thousands):

	Three Months Ended March 31,
	2025	2024
Net cash provided by (used in):
Operating activities	$(537)	$(742)
Investing activities	$—	$—
Financing activities	$365	$610

Operating Activities

Cash used in operating activities for the three months ended March 31, 2025 of $0.5 million was primarily driven by our net loss of $2.7 million, adjusted for non-cash charges of $1.3 million and net cash inflows of $0.9 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash interest expense of $1.2 million, and the change in the fair value of related party convertible loan of $0.1 million. The main driver of the cash inflows from the changes in operating assets and liabilities was primarily related to an increase in accounts payable of $0.8 million and in accrued liabilities of $0.1 million and a decrease in prepaid expenses and other current assets of less than $0.1 million.

Cash used in operating activities for the three months ended March 31, 2024 of $0.7 million was primarily driven by our net loss of $2.2 million, adjusted for non-cash charges of $1.1 million and net cash inflows of $0.4 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash interest expense of $1.1 million, partially offset by change in the fair value of related party convertible loan of less than $0.1 million. The main driver of the cash inflows from the changes in operating assets and liabilities was primarily related to an increase in accounts payable of $0.1 million and in accrued liabilities of $0.3 million and a decrease in prepaid expenses and other current assets of $0.1 million.

Financing Activities

Cash provided by financing activities was $0.4 million for the three months ended March 31, 2025, which consisted primarily of net proceeds from the issuance of senior notes of $0.8 million, offset by payment of deferred offering costs of $0.4 million.

Cash provided by financing activities was $0.6 million for the three months ended March 31, 2024, which consisted primarily of net proceeds from the issuance of senior notes of $0.7 million, an additional issuance of our Tasly Convertible Loan of less than $0.1 million, offset by payment of deferred offering costs of $0.1 million.

Contractual Obligations

The following table summarizes our contractual obligations as of March 31, 2025, and the years in which these obligations are due (in thousands):

	Total	2025	Thereafter
Convertible notes	$18,965	$18,965	$—
Tasly convertible loan	2,390	2,390	—
Senior notes	26,589	26,589	—
Promissory notes	925	925	—
PPP loan	1,379	1,379	—
Total contractual obligations	$50,248	$50,248	$—

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires Profusa’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Profusa’s critical accounting are described in Note 2 to Profusa’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023 included in the Proxy Statement beginning at page F-28.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements applicable to Profusa is described in Note 2, Summary of Significant Accounting Policies, in the unaudited condensed consolidated unaudited financial statements of Profusa as of March 31, 2025 and for the three months ended March 31, 2025 and 2024, filed as Exhibit 99.2 to this Report.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s Common Stock immediately following the Closing by:

●	Each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock;

●	Each of the Company’s named executive officers and directors; and

●	All executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 32,788,877 shares of Common Stock issued and outstanding immediately following the Closing.

In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the Closing are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 626 Bancroft Way, Suite A, Berkeley, CA 94710. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Beneficial Ownership Table

	Post-Business Combination
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Ben Hwang, Ph.D.(1)	844,228	2.6%
Fred Knechtel(2)	8,985,042	24.0%
Rajesh Asarpota	-	-
Lauren Chung	-	-
Peter O’Rourke	-	-
Jack Stover(3)	8,658,652	23.1%
All directors and executive officers as a group (six individuals)(1)(2)(3)	9,829,270	26.2%
Five Percent or More Holders:
NorthView Sponsor I, LLC(4)	8,658,652	23.1%
BC hSensor Limited (5)	1,797,938	5.5%
Ascent Capital Partners(6)	4,008,510	11.9%
Jesse Santana	2,140,055	6.5%

(1)	Includes 366,886 shares held by Samantha Chiu, the spouse of Ben Hwang, Ph.D.
(2)	Consists of (i) 288,407 shares and 37,983 shares issuable upon exercise of warrants held directly by Mr. Knechtel and (ii) shares and shares issuable upon exercise of warrants held by NorthView Sponsor I, LLC, of which Mr. Knechtel is a manager. Mr. Knechtel disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.
(3)	Consists of shares and shares issuable upon exercise of warrants held by NorthView Sponsor I, LLC, of which Mr. Stover is a manager. Mr. Stover disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(4)	Consists of 4,033,530 shares and 4,625,122 shares issuable upon exercise of warrants. The business address of NorthView Sponsor, LLC is 207 West 25th St, 9th Floor, New York, NY 10001.
(5)	The business address of BC hSensor Limited is P.O. Box 4301, Road Town, Tortola, British Virgin Islands.
(6)	Comprised of 3,008,510 shares currently outstanding and issued on the Closing Date and 1,000,000 shares issuable upon conversion of the Initial Note, with such conversion shares subject to the beneficial ownership limitation of between 4.99% and 9.99%. The business address of Ascent Capital Partners is 19505 Biscayne Blvd., Suite 2350, Aventura, FL 33180.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Closing, including biographical information regarding these individuals, is set forth in the Proxy Statement in the section entitled “Management of New Profusa After the Business Combination” beginning on page 292, which information is incorporated herein by reference.

At the special meeting, NorthView’s shareholders elected the following individuals to serve as directors of the Company, effective upon consummation of the Business Combination:

●	Lauren Chung was designated as a Class I director whose term expires at the first annual meeting of stockholders to be held after the completion of the Business Combination, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal;

●	Jack Stover and Peter O’Rourke were designated as Class II directors whose terms expire at the second annual meeting of stockholders to be held after the completion of the Business Combination, or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal; and

●	Ben Hwang and Rajesh Asarpota were designated as Class III directors whose terms expire at the third annual meeting of stockholders to be held after the completion of the Business Combination, or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board has determined that each of Peter O’Rourke, Rajesh Asorpota, and Lauren Chung is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director had with Profusa and has with the Company and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director.

Committees of the Board of Directors

The standing committees of Company’s Board consists of an Audit Committee, a Compensation Committee, and a Nominating Committee. The composition of each committee following the Business Combination is set forth below.

Audit Committee

The Company’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Lauren Chung, Rajesh Asarpota and Peter O’Rourke, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Lauren Chung serves as chair of the Audit Committee. The Company’s Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The Company’s Compensation Committee consists of Rajesh Asarpota, Lauren Chung, and Peter O’Rourke, each of whom is an independent director under Nasdaq’s listing standards, and Rajesh Asarpota serves as chair of the Compensation Committee.

Nominating Committee

The Company’s Nominating Committee consists of Peter O’Rourke, Jack Stover and Lauren Chung, each of whom is an independent director under Nasdaq’s listing standards, and Peter O’Rourke serves as the chair of the Nominating Committee. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating Committee considers persons identified by its members, management, shareholders, investment bankers and others.

Executive Officers

The following persons were appointed to serve as the Company’s executive officers immediately following the Closing:

Name	Age	Position
Ben C. Hwang, Ph.D.	57	Chairman of the Board; Chief Executive Officer
Fred Knechtel	64	Chief Financial Officer

In connection with the Closing, each of the Company’s executive officers prior to the Closing other than Mr. Knechtel resigned from his or her respective position as an executive officer of the Company, in each case effective as of the Closing.

Executive Compensation

The compensation of the Company’s named executive officers who served before the consummation of the Business Combination is described in the Proxy Statement in the section entitled “Management of Profusa - Executive and Director Compensation of Profusa” beginning on page 262, and that information is incorporated herein by reference.

Director Compensation

A description of the compensation of the Company’s directors before the consummation of the Business Combination is set forth in the Proxy Statement in the sections entitled “Management of Profusa - Executive and Director Compensation of Profusa” beginning on page 262, and that information is incorporated herein by reference.

We anticipate that following the Closing, the New Profusa Board will approve a non-employee director compensation program providing for cash and equity compensation of non-employee directors.

Certain Relationships and Related Transactions

Information about certain relationships and related party transactions is set forth in the section of the Proxy Statement entitled “Certain Relationships and Related Person Transactions” on page 277, which information is incorporated herein by reference.

Legal Proceedings

None.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information regarding holders of the Company’s securities is set forth under “Description of the Company’s Securities” below.

Following the Closing, on July 14, 2025, the New Profusa Common Stock began trading on Nasdaq under the symbol “PFSA.” The public units of NorthView automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security. The public warrants continue to trade on the OTC Market under the symbol “PFSAW.”

The Company has not paid any cash dividends on its shares of its Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Report concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of the Company’s Securities

The Company has authorized 305,000,000 shares of capital stock, consisting of (a) 300,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of the Company’s Common Stock are fully paid and non-assessable. As of immediately after the Closing, there were 32,788,877 shares of New Profusa Common Stock outstanding, no shares of preferred stock outstanding, and 17,404,250 warrants outstanding.

As of July 16, 2025, there were 209 holders of record of New Profusa Common Stock and 5 holders of record of New Profusa warrants.

Financial Statements, Supplementary Data and Exhibits

The information set forth in Item 9.01 of this Report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01, under the heading “PIPE Transaction – Initial Note” is incorporated by reference in this Item 3.02 as if set forth herein.

Item 3.03 Material Modification to Rights of Security Holders.

On the Closing Date, the Company filed the Amended and Restated Certificate of Incorporation of the Company (the “A&R Certificate”) with the Secretary of State of the State of Delaware. The material terms of the A&R Certificate and the general effect upon the rights of holders of the Company’s capital stock are described in the sections of the Proxy Statement entitled “Proposal No. 2 - Charter Proposal,” beginning on page 199, which information is incorporated herein by reference. A copy of the A&R Certificate is filed as Exhibit 3.1 to this Report and is incorporated herein by reference.

In addition, upon the Closing, pursuant to the terms of the Merger Agreement, the Company amended and restated its bylaws. A copy of the Company’s Amended and Restated Bylaws is filed as Exhibit 3.2 to this Report and is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The information set forth in the “Introductory Note” and in Item 2.01 of this Report is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers before and after the consummation of the Business Combination is set forth in (i) the Proxy Statement in the sections entitled “Information about NorthView – Directors and Executive Officers” beginning on page 220, and (ii) “Management of New Profusa After the Business Combination” beginning on page 292, both of which are incorporated herein by reference.

The information regarding the Company’s officers and directors set forth under the headings “Directors and Executive Officers” and “Executive Compensation” in Item 2.01 of this Report is incorporated herein by reference.

Director Compensation

The information set forth under the heading “Director Compensation” in Item 2.01 of this Report is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an “initial business combination” as required by NorthView’s Amended and Restated Certificate of Incorporation, NorthView ceased to be a shell company upon the Closing. The material terms of the Business Combination are described in the section of the Proxy Statement entitled “Proposal No. 1 - The Business Combination Proposal” beginning on page 108, which information is incorporated herein by reference.

Item 8.01 Other Events

On July 11, 2025, the parties issued a joint press release announcing the completion of the Business Combination. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The audited financial statements of Profusa as of December 31, 2024 and 2023 and for the years then ended are included in the Proxy Statement beginning at page F-28 and are incorporated herein by reference.

The unaudited financial statements of Profusa as of March 31, 2025 and for the three months ended March 31, 2025 and 2024 are filed as Exhibit 99.2 to this Report and are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined balance sheet and statements of operations of the Company as of March 31, 2025 and for the three month period ended March 31, 2025 is filed as Exhibit 99.3 to this Report and is incorporated by reference herein.

(c) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1+	Merger Agreement and Plan of Reorganization, dated as of November 7, 2022, by and among NorthView, Profusa and Merger Sub (incorporated by reference to Exhibit 2.1 to NorthView’s Current Report on Form 8-K, filed with the SEC on November 10, 2022)
2.2	Amendment No. 1 to Merger Agreement, dated September 12, 2023, by and among NorthView, Profusa and Merger Sub (incorporated by reference to Exhibit 2.2 to NorthView’s Current Report on Form 8-K, filed with the SEC on September 13, 2023)
2.3	Amendment No. 2 to Merger Agreement, dated January 12, 2024, by and among NorthView, Profusa and Merger Sub (incorporated by reference to Exhibit 2.2 to NorthView’s Current Report on Form 8-K, filed with the SEC on January 22, 2024)
2.4	Amendment No. 3 to Merger Agreement, dated March 4, 2024, by and among NorthView, Profusa and Merger Sub (incorporated by reference to Exhibit 2.2 to NorthView’s Current Report on Form 8-K, filed with the SEC on March 14, 2024)
2.5	Amendment No. 4 to Merger Agreement, dated February 11, 2025, by and among NorthView, Profusa and Merger Sub (incorporated by reference to Exhibit 2.1 to NorthView’s Current Report on Form 8-K, filed with the SEC on February 19, 2025)
2.6	Amendment No. 5 to Merger Agreement, dated April 2, 2025, by and among NorthView, Profusa and Merger Sub (incorporated by reference to Annex A-5 to NorthView’s Amendment No. 11 to Registration Statement on Form S-4, filed with the SEC on April 3, 2025)
10.1

Stockholder Support Agreement, dated as of November 7, 2022, by and among Profusa and certain of its stockholders party thereto (incorporated by reference to Exhibit 10.1 to NorthView’s Current Report on Form 8-K, filed with the SEC on November 10, 2022)

10.2	Sponsor Support Agreement, dated as of November 7, 2022, by and among NorthView, Profusa, and the Sponsor (incorporated by reference to Exhibit 10.2 to NorthView’s Current Report on Form 8-K, filed with the SEC on November 10, 2022)
10.3	Form of Lock-Up Agreement, dated as of July 11, 2025, by and among NorthView, the NorthView Initial Stockholders, and certain Profusa shareholders (incorporated by reference to Exhibit 10.3 to NorthView’s Current Report on Form 8-K, filed with the SEC on November 10, 2022)
10.4

Business Combination Marketing Agreement, dated as of December 21, 2021, by and among NorthView, I-Bankers and Dawson James (incorporated by reference to Exhibit 1.2 to NorthView’s Current Report on Form 8-K, filed with the SEC on December 23, 2021) (as amended by that certain Omnibus Amendment to I-Bankers Fee Agreements, incorporated by reference to Exhibit 10.4 to NorthView’s Current Report on Form 8-K, filed with the SEC on November 10, 2022)

10.5*	Closing Agreement, dated as of July 11, 2025, by and among NorthView, Profusa and the Merger Sub
10.6*	Senior Secured Convertible Promissory Note, dated July 11, 2025, by and between New Profusa and the Holder party thereto
10.7*	Form of PIPE Lock-Up Agreement, dated as of July 11, 2025, by and among Ascent and those certain holders party thereto
10.8*	Form of PIPE Registration Rights Agreement, dated as of July 11, 2025, by and among New Profusa and the PIPE Investors
10.9*	Security Agreement, dated as of July 11, 2025, by and among New Profusa, Profusa and Ascent, as collateral agent
10.10*	Guaranty, dated as of July 11, 2025, by and among New Profusa, Profusa and its subsidiaries
99.1*	Press Release by NorthView and Profusa, dated as of July 11, 2025
99.2*	Unaudited condensed consolidated financial statements of Profusa as of March 31, 2025 and for the three months ended March 31, 2025 and 2024
99.3*	Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations of the Company as of March 31, 2025 and for the three month period ended March 31, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed or furnished herewith

+	The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2025	Profusa, Inc.

	By:	/s/ Ben Hwang
	Name:	Ben Hwang
	Title:	Chief Executive Officer